                                                                       EXHIBIT 4










                         SECURITIES PURCHASE AGREEMENT

                                     AMONG


                 THE PRUDENTIAL INSURANCE COMPANY OF AMERICA,

                         PRUCO LIFE INSURANCE COMPANY

                                      AND

                                PRUSUPPLY, INC.

                                  AS SELLERS



                                      AND



                               LG&E ENERGY CORP.

                                      AND

                       CAROUSEL ACQUISITION CORPORATION

                                   AS BUYERS







                            DATED FEBRUARY 10, 1995
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                              TABLE OF CONTENTS


                                                                           PAGE
                                                                           ----
1.    SALE AND PURCHASE....................................................  2

2.    PURCHASE PRICE.......................................................  2
      2.1.  Purchase Price.................................................  2

3.    REPRESENTATIONS AND WARRANTIES OF BUYERS.............................  2
      3.1.  Existence; Good Standing.......................................  2
      3.2.  Authorization, Validity and Effect of Agreements...............  2
      3.3.  No Violation...................................................  3
      3.4.  Availability of Funds..........................................  3
      3.5.  Purchase for Investment........................................  3

4.    REPRESENTATIONS AND WARRANTIES OF SELLER.............................  4
      4.1.  Existence; Good Standing.......................................  4
      4.2.  Authorization, Validity and Effect of Agreements...............  4
      4.3.  No Violation...................................................  4
      4.4.  Ownership of Securities........................................  4
      4.5.  Absence of Certain Agreements..................................  5

5.    COVENANTS............................................................  5
      5.1.  No Disposition; No Lien........................................  5
      5.2.  Payments; No Solicitation......................................  5
      5.3.  Proxy..........................................................  6
      5.4.  Amendment of HP Trust..........................................  6
      5.5.  Purchase from Santa Fe; Consummation of the Merger.............  6
      5.6.  No Amendment...................................................  6
      5.7.  Seller's Agreement Regarding Expenses of the Merger............  6
      5.8.  Agreement Not to Waive Section 8.1(e) of the Merger Agreement..  6
      5.9.  Sellers' Agreement to Assist with the Settlement...............  6

6.    CONDITIONS...........................................................  7
      6.1.  Condition to Obligation of the Sellers to Sell the Securities..  7
      6.2.  Conditions to Obligation of Buyers to Purchase the Securities..  7

7.    TERMINATION..........................................................  8
      7.1.  Termination by Mutual Consent..................................  8
      7.2.  Termination by Buyers or Sellers...............................  8
      7.3.  Automatic Termination..........................................  8
      7.4.  Effect of Termination and Abandonment..........................  8
      7.5.  Extension; Waiver..............................................  8


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8.    GENERAL PROVISIONS...................................................  9
      8.1.  Survival of Representations and Warranties.....................  9
      8.2.  Notices........................................................  9
      8.3.  Assignment; Binding Effect; Benefit............................ 10
      8.4.  Entire Agreement............................................... 10
      8.5.  Amendment...................................................... 10
      8.6.  Governing Law; Choice of Forum................................. 10
      8.7.  Counterparts................................................... 10
      8.8.  Headings....................................................... 11
      8.9.  Interpretation................................................. 11
      8.10. Waivers........................................................ 11
      8.11. Severability................................................... 11
      8.12. Enforcement of Agreement....................................... 11
      8.13. Publicity...................................................... 11
      8.14. Consent and Waiver............................................. 11


                                        ii
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                        SECURITIES PURCHASE AGREEMENT

      THIS SECURITIES PURCHASE AGREEMENT (the "AGREEMENT"), dated February 10, 1995, is entered into among The Prudential Insurance Company of America, a New Jersey corporation, Pruco Life Insurance Company, an Arizona corporation, and PruSupply, Inc., a Delaware corporation (collectively, the "SELLERS" and each a "SELLER"), LG&E Energy Corp., a Kentucky corporation ("PARENT"), and Carousel Acquisition Corporation, a Delaware corporation ("MERGER SUB") (Parent and Merger Sub hereinafter referred to as "BUYERS").


                                 WITNESSETH

      WHEREAS, each of the Sellers owns (i) the number of shares of common stock, par value $.01 per share (the "COMMON STOCK"), of Hadson Corporation, a Delaware corporation (the "COMPANY"), specified on Schedule I hereto, (ii) the rights and benefits (the "BENEFICIAL INTEREST") provided under the Agreement and Declaration of Trust (the "HP TRUST") dated December 14, 1993 by and among the Company, the Sellers and Liberty Bank and Trust Company of Oklahoma, N.A., in the number of shares of Common Stock specified on Schedule I hereto, (iii) the number of shares of Junior Exercisable Automatically Convertible Preferred Stock, Series B, par value $.01 per share (the "JUNIOR PREFERRED"), of the Company specified on Schedule I hereto and (iv) $56,400,000 original aggregate principal amount of 8% Senior Secured Notes due 2003 (the "8% SENIOR SECURED NOTES") of the Company specified on Schedule I hereto (the foregoing securities (including the Beneficial Interest), together with all dividends, distributions and payments declared, set aside or paid with respect thereto after the date hereof, other than regularly scheduled interest payments on the 8% Senior Secured Notes, are collectively referred to herein as the "SECURITIES"); and

      WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and Merger Sub have advised the Sellers that they are entering into an Agreement and Plan of Merger with the Company in the form of Exhibit A hereto (the "MERGER AGREEMENT"); and

      WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and Merger Sub have advised the Sellers that they are entering into a Securities Purchase Agreement (the "SANTA FE SECURITIES PURCHASE AGREEMENT") with Santa Fe Energy Resources, Inc., a Delaware corporation ("SANTA FE"); and

      WHEREAS, Buyers desire to purchase from the Sellers and the Sellers desire to sell to Buyers the Securities upon the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, covenants and agreements hereinafter contained, the Buyers and the Sellers hereby agree as follows:

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      1.    SALE AND PURCHASE.

            (a) The Sellers hereby agree to sell, transfer, assign and deliver to Buyers and Buyers hereby agree to purchase, at the time specified in Section 1(b), from the Sellers the Securities for the Purchase Price hereinafter specified.

            (b) After all conditions set forth in Article 6 hereof have been satisfied or waived and immediately prior to the Effective Time (as defined in the Merger Agreement) (the "CLOSING TIME") (i) the Sellers will deliver to Buyers, free and clear of all liens, restrictions, claims, charges and encumbrances of any nature, certificate(s) and notes representing the Securities, such certificate(s) and notes being in negotiable form duly endorsed, without recourse and without any representation or warranty except as expressly set forth herein, by each applicable Seller on the reverse side of such certificate(s) or on transfer powers attached to such certificate(s) or notes as may be necessary for transfer upon the transfer books and records of the Company into the name of Buyers, either Buyer or a designee of Parent, and otherwise in form for good delivery, and (ii) Buyers will wire transfer immediately available funds in the aggregate amount set forth in Section 2 of this Agreement in payment of the Purchase Price to the account or accounts designated in Schedule II hereto.

      2.    PURCHASE PRICE.

            2.1. PURCHASE PRICE. The consideration to be paid by Buyers to the Sellers for the Securities shall be $63,000,000, plus an amount, if any, equal to the interest accrued on the 8% Senior Secured Notes from the last interest payment date on which interest was paid in full to, but not including, the day on which the Closing Time shall occur (the "PURCHASE PRICE").

      3.    REPRESENTATIONS AND WARRANTIES OF BUYERS.

            Buyers hereby represent and warrant to the Sellers as follows:

            3.1. EXISTENCE; GOOD STANDING. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

            3.2. AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby and to perform its obligations hereunder and thereunder, and such execution and delivery and consummation of the transactions hereby and thereby contemplated have been duly authorized by all requisite corporate action on the part of each of Parent and Merger Sub. This Agreement constitutes, and all agreements and documents contemplated hereby to which each of Parent and Merger Sub is or will be a party (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Parent and Merger Sub, enforceable against the Parent and Merger Sub in accordance with their

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respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

            3.3. NO VIOLATION. Neither the execution and delivery by Parent and Merger Sub of this Agreement, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof, will: (a) result in a breach of any provisions of the Certificate of Incorporation or By-laws of Parent or Merger Sub; (b) violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of Parent or its subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Parent or any of its subsidiaries is a party, or by which Parent or any of its subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which
(i) would not have a material adverse effect on the ability of Parent or Merger Sub to perform their obligations hereunder (a "PARENT MATERIAL ADVERSE
EFFECT") and (ii) will not impose any liability on any of the Sellers; or
(c)based on the representation and warranty of the Company set forth in Section
5.19 of the Merger Agreement and compliance by the Company with Section 7.4 of the Merger Agreement, require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority (other than filings and approvals required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR
ACT") and filings by Parent with the Securities and Exchange Commission (the "SEC")), the failure to obtain or make which would have a Parent Material Adverse Effect.

            3.4. AVAILABILITY OF FUNDS. Parent will have available at the Closing Time sufficient funds to enable it to consummate the transactions contemplated by this Agreement, the S-Securities Purchase Agreement and the Merger Agreement.

            3.5. PURCHASE FOR INVESTMENT. Buyers are purchasing the Securities for investment and not with a view to distribution.

            3.6. NO BROKERS. Buyers have not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or any of the Sellers to pay any finder's fee, brokerage or agent's commission or other like payment in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

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      4.    REPRESENTATIONS AND WARRANTIES OF SELLER.

            Each Seller hereby represents and warrants to Buyers as follows:

            4.1. EXISTENCE; GOOD STANDING. Each Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

            4.2. AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Each Seller has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby and to perform its obligations hereunder and thereunder, and such execution and delivery and consummation of the transactions hereby and thereby contemplated have been duly authorized by all requisite corporate action on the part of such Seller. This Agreement constitutes, and all agreements and documents contemplated hereby to which each Seller is or will be a party (when executed and delivered pursuant hereto for value received), will constitute, the valid and legally binding obligations of such Seller, enforceable against each such Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

            4.3. NO VIOLATION. Neither the execution and delivery by each Seller of this Agreement, nor the consummation by each Seller of the transactions contemplated hereby in accordance with the terms hereof, will: (a) result in a breach of any provisions of the Certificate of Incorporation or By-laws of each such Seller; (b) violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of any Seller or its subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which any Seller or any subsidiary of any Seller is a party, or by which any Seller or any subsidiary of any Seller or any of their respective properties is bound or affected, except for any of the foregoing matters which
(i) would not have a material adverse effect on the ability of any Seller to perform its obligations hereunder (a "SELLER MATERIAL ADVERSE EFFECT") and
(ii) will not impose any liability on any Buyer; or (c) require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority (other than filings and approvals required under the HSR Act and filing by Sellers of an amendment to Sellers'
Schedule 13D regarding their beneficial ownership of Company securities), the failure to obtain or make which would have a Seller Material Adverse Effect.

            4.4. OWNERSHIP OF SECURITIES. Each Seller has good and valid title to the Securities to be sold by such Seller, free and clear of all liens, restrictions, claims, charges and encumbrances of any nature whatsoever other than those arising (a) under the Voting Agreement, dated as of December 14, 1993 among the Sellers and the Santa Fe (the "VOTING AGREEMENT") by virtue of the agreement of the Sellers contained therein with respect to the

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voting of their shares of Common Stock for the election of Company directors and
(b) under the HP Trust. Each Seller has no interest, of record or beneficially, in the investment securities of the Company, or any right to acquire same, except for the Securities. Each Seller has full corporate power and authority to sell, assign and transfer the Securities. Buyers will acquire good and valid title to the Securities, free and clear of all liens, restrictions, claims, charges and encumbrances of any nature whatsoever arising from or in respect of any Seller, assuming Buyers are bona fide purchasers of such Securities within the meaning of Section 8-302 of the Uniform Commercial Code of the State of Delaware. Each Seller, upon request, will execute any additional documents reasonably necessary to complete the transfer of the Securities to Buyers.

            4.5. ABSENCE OF CERTAIN AGREEMENTS. Neither any Seller nor any of any Seller's officers, directors or authorized representatives has entered into any agreement, letter of intent or similar agreement (whether oral or written) with any party other than Buyers whereby the Securities would be transferred to such party.

            4.6. NO BROKERS. No Seller has entered into any contract, arrangement or understanding with any person or firm, including without limitation any director, officer or employee of the Company, which may result in the obligation of Buyers or the Company to pay any success fee, finder's fee, brokerage or agent's commission or other like payment in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

      5.    COVENANTS.

            5.1. NO DISPOSITION; NO LIEN. Each Seller will not, between the date hereof and the earlier of the Closing Time and the termination of this Agreement, sell, dispose of, allow a lien to be created against or, in any other manner, encumber any of the Securities or enter into any agreement with any person (other than Buyers) with respect to any of the foregoing matters, provided that the continued existence of the Voting Agreement shall not constitute a breach or violation of this Section 5.1.

            5.2. PAYMENTS; NO SOLICITATION. Each Seller acknowledges that, any payments to any Seller in respect of dividends, interest or principal on any of the Securities (other than regularly scheduled interest payments on the 8% Senior Secured Notes) declared, set aside or paid are included as part of the Securities for purposes of this Agreement, and agrees to assign and deliver to Buyers at the Closing Time the right to such payments. Each Seller agrees that, from and after its execution of this Agreement through the earlier to occur of the Closing Time or termination of this Agreement, it shall not, nor shall it permit any of its subsidiaries to, and it shall use its best efforts to cause its officers, directors or employees, and all investment bankers, attorneys or other advisors or representatives retained by such Seller or any of its subsidiaries not to, except to the extent permitted by the Board of Directors of the Company pursuant to Section 7.1 of the Merger Agreement (a) solicit or encourage the submission of, any Acquisition Proposal (as hereinafter defined),
(b) enter into any agreement with respect to any Acquisition Proposal or (c) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the

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making of any proposal that constitutes, an Acquisition Proposal.  For purposes of this Agreement, "ACQUISITION PROPOSAL" means any proposal or offer for a merger or other business combination involving the Company or to acquire a material equity interest in or a substantial portion of the assets of the Company, other than as contemplated by this Agreement.

            5.3. PROXY. Promptly following its execution and delivery of this Agreement, each Seller will grant to Parent a proxy in the form attached hereto as Exhibit B entitling Parent to vote all shares of Common Stock owned by such Seller on the proposal to approve the Merger Agreement and the merger contemplated thereby (the "MERGER") at the meeting of the Company's stockholders called to vote on such proposal or any adjournment thereof, provided that any such proxy shall be exercisable by the Buyers only if the Seller granting such proxy fails or refuses to vote such shares for such proposal at such stockholders' meeting or any adjournment thereof. Such proxies shall automatically terminate upon termination of this Agreement but shall otherwise be irrevocable.

            5.4. AMENDMENT OF HP TRUST. Promptly following the execution and delivery of this Agreement, each Seller will use its best efforts to cause the amendment of Section 13.01 of the HP Trust to remove the restriction on transfer of the Beneficial Interest.

            5.5. PURCHASE FROM SANTA FE; CONSUMMATION OF THE MERGER. Concurrently with the purchase of the Securities at the Closing Time, the Buyers will purchase the securities to be purchased pursuant to the Santa Fe Securities Purchase Agreement subject to the terms and conditions thereof. The Buyers agree to consummate the Merger immediately after the Closing Time subject to the terms and conditions of the Merger Agreement.

            5.6. NO AMENDMENT. Without the express prior written consent of the Sellers, the Buyers agree not to amend or modify the Merger Agreement or the Santa Fe Securities Purchase Agreement in any respect.

            5.7. SELLER'S AGREEMENT REGARDING EXPENSES OF THE MERGER. To the extent set forth in Section 7.8 of the Merger Agreement, Sellers agree to pay the expenses incurred by the Company in connection with consummating the transactions contemplated by the Merger Agreement. In addition, Sellers agree to pay the fees and expenses of Sellers' counsel relating to the negotiation of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby and to forego any right they may have to seek reimbursement from the Company for such fees and expenses.

            5.8. AGREEMENT NOT TO WAIVE SECTION 8.1(E) OF THE MERGER AGREEMENT. Without the prior written consent of Sellers, Buyers agree not to waive the condition to closing of the Merger set forth in Section 8.1(e) of the Merger Agreement.

            5.9. SELLERS' AGREEMENT TO ASSIST WITH THE SETTLEMENT. Sellers agree to use reasonable efforts to assist the Company and Buyers in their efforts to settle the pending lawsuit referred to in Section 7.11 of the Merger Agreement, it being understood that


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Sellers shall not be required to make any payments in connection therewith
(except to the extent set forth in Section 7.8 of the Merger Agreement).

      6.    CONDITIONS.

            6.1. CONDITION TO OBLIGATION OF THE SELLERS TO SELL THE SECURITIES. The obligation of the Sellers to sell the Securities shall be subject to the fulfillment at or prior to the Closing Time of the following conditions:

            (a) The Buyers shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Closing Time and the representations and warranties of the Buyers contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Time, as though such representations were made at, and effective as of, such time, and the Sellers shall have received a certificate of the President or a Vice President of Parent, dated the date of the Closing Time, certifying to such effect; and

            (b) The waiting period under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated and any other required regulatory approvals shall have been obtained;

            (c) The Board of Directors of the Company shall have received from Dillon, Read & Co. Inc. confirmation, as of the date of the proxy or information statement relating to the Merger, of its opinion described in Section 5.18 of the Merger Agreement; and

            (d) All conditions to consummation of the Merger prescribed by the Merger Agreement shall have been satisfied or waived (other than consummation of the purchases and sales contemplated by this Agreement and the Santa Fe Securities Purchase Agreement).

            (e) Sellers shall have received evidence reasonably satisfactory to Sellers evidencing the accuracy of the representations and warranties set forth in Sections 3.1 and 3.2.

            6.2. CONDITIONS TO OBLIGATION OF BUYERS TO PURCHASE THE SECURITIES. The obligations of the Buyers to purchase the Securities shall be subject to the fulfillment at or prior to the Closing Time of the following conditions:

            (a) Each of the Sellers shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Closing Time and the representations and warranties of each of the Sellers contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Time as though such representations were made at, and effective as of, such time, and the Buyers shall have received a certificate of each Seller, dated the date of the Closing Time, certifying to such effect;


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            (b)   The waiting period under the HSR Act applicable to the
transactions contemplated hereby shall have expired or been terminated and any other required regulatory approvals shall have been obtained;

            (c) All conditions to consummation of the Merger prescribed by the Merger Agreement shall have been satisfied or waived (other than consummation of the purchases and sales contemplated by this Agreement and the Santa Fe Securities Purchase Agreement); and

            (d) Buyers shall have received evidence reasonably satisfactory to Buyers evidencing the accuracy of the representations and warranties set forth in Sections 4.1 and 4.2.

            (e) Section 13.01 of the HP Trust shall have been duly and validly amended to remove the restriction on transfer of the Beneficial Interest.

      7.    TERMINATION.

            7.1. TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the purchase and sale may be abandoned at any time prior to the Closing Time by the mutual consent of the Buyers and the Sellers.

            7.2. TERMINATION BY BUYERS OR SELLERS. This Agreement may be terminated and the purchase and sale may be abandoned by the Buyers or the Sellers if (i) all conditions to closing shall not have been satisfied or waived and the Closing Time shall not have occurred by June 30, 1995 or (ii) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement or the Merger Agreement pursuant to clause
(ii) of this Section 7.2 shall have used all reasonable commercial efforts to remove such injunction, order or decree.

            7.3. AUTOMATIC TERMINATION. This Agreement shall terminate automatically upon termination of the Merger Agreement or the Santa Fe Securities Purchase Agreement.

            7.4. EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement pursuant to this Article 7, all obligations of the parties hereto shall terminate. In the event of termination of this Agreement, however, nothing herein shall prejudice the ability of the non-breaching party to seek damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

            7.5. EXTENSION; WAIVER. At any time prior to the first to occur of the Closing Time and the termination of this Agreement, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other


                                         8
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acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of the party granting such extension or waiver.

      8.    GENERAL PROVISIONS.

            8.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made in this Agreement shall terminate one year after the Closing Time.

            8.2. NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:



If to any Buyer:                       If to any Seller:

LG&E Energy Corp                       c/o Prudential Financial Restructuring
220 West Main Street                      Group
P.O. Box 32030                         100 Mulberry Street
Louisville, Kentucky  40202            9 Gateway Center Four
Attention:  President                  Newark, New Jersey  07102-4069
Fax:  (502) 627-2995                   Telephone: (201) 802-3000
                                       Attention:  Joseph Y. Alouf
                                       Fax: (201) 802-2333

With a copy to:                        With a copy to:

LG&E Energy Corp                       Prudential Capital Group
220 West Main Street                   4900 Renaissance Tower
P.O. Box 32030                         1201 Elm Street, Suite 4900
Louisville, Kentucky  40202            Dallas, Texas  75270
Attention:  General Counsel            Telephone:  (214) 745-4600
Fax:  (502) 627-2585                   Attention:  Thomas P. Donahue
                                       Fax: (214) 745-1957

                                       and:

                                       Weil, Gotshal & Manges
                                       767 Fifth Avenue
                                       New York, New York  10153
                                       Telephone (212) 310-8000
                                       Fax: (212) 310-8007
                                       Attention:  Simeon Gold


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or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

            8.3. ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; PROVIDED, HOWEVER, that the Buyers may assign this Agreement to any of their subsidiaries or affiliates whether or not such subsidiaries or affiliates exist at the date hereof; PROVIDED FURTHER, that no such assignment shall relieve Parent of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

            8.4. ENTIRE AGREEMENT. This Agreement, between the Buyers and the Sellers, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings (oral and written) among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

            8.5. AMENDMENT. This Agreement may be amended by the parties hereto only by an instrument in writing signed by or on behalf of each of the parties hereto.

            8.6.  GOVERNING LAW; CHOICE OF FORUM.

            (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

            (b) Each of the parties hereto irrevocably (i) agrees that any legal suit, action or proceeding brought by any of the parties hereto against another arising out of or based upon this Agreement or the transaction contemplated hereby may be instituted in any state or federal court located in the State of Delaware, (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding and (iii) submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

            8.7. COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement, each of which may be signed by less than all of the parties hereto, but together all such copies are signed by all of the parties hereto.

            8.8. HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

            8.9. INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

            8.10. WAIVERS. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

            8.11. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

            8.12. ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they may be entitled at law or in equity.

            8.13. PUBLICITY.  The Buyers, the Sellers, Santa Fe and the
Company shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), agree upon the text of any press release relating to this Agreement or the transactions contemplated hereby before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

            8.14. CONSENT AND WAIVER. The Sellers hereby consent to the execution and delivery of the Merger Agreement by the Company and waive any default that such execution and delivery may cause under the Securities Purchase Agreement dated as of December 14, 1993 entered into among the Sellers and the Company.

      IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.

                                   LG&E ENERGY CORP.


                                   By: /s/ Edward J. Casey, Jr.
                                       ----------------------------------------
                                   Name: Edward J. Casey, Jr.
                                   Title: Group President, LG&E Energy Services


                                   CAROUSEL ACQUISITION CORPORATION


                                   By: /s/ Edward J. Casey, Jr.
                                       ----------------------------------------
                                   Name: Edward J. Casey, Jr.
                                   Title: President


                                   THE PRUDENTIAL INSURANCE COMPANY OF AMERICA


                                   By: /s/ Joseph Alouf
                                       ----------------------------------------
                                   Name:  Joseph Alouf
                                   Title: Vice President


                                   PRUCO LIFE INSURANCE COMPANY


                                   By: /s/ Gary Trabka
                                       ----------------------------------------
                                   Name:  Gary Trabka
                                   Title: Vice President


                                   PRUSUPPLY, INC.


                                   By: /s/ Gary Trabka
                                       ----------------------------------------
                                   Name:  Gary Trabka
                                   Title: Vice President

                                  SCHEDULE I

                            SECURITIES OWNERSHIP


                                                             Beneficial
                                                              Interest                      Original
                                                              in Common                     Principal
                                                                Stock                       Amount of
                                                Common       through H/P       Junior       8% Senior
                                                Stock           Trust      Preferred Stock    Notes
                                               ---------     -----------   --------------- -----------

The Prudential Insurance Company of America      838,248                        3,206.4    $36,096,000

Pruco Life Insurance Company                      34,927                          133.6      1,504,000

PruSupply, Inc.                                  436,587                        1,670.0     18,800,000
                                              ----------                        -------    -----------
                                               1,329,762      4,983,180         5,010.0    $56,400,000
                                              ----------      ---------         -------    -----------
                                              ----------      ---------         -------    -----------

                                  SCHEDULE II

                             ACCOUNT INFORMATION



                                  [Omitted]